Exhibit 99.1

Hutchinson Technology Extends Exchange Offer and Tender Offers

Hutchinson, Minn., March 20, 2012 – Hutchinson Technology Incorporated (NASDAQ: HTCH) (the “Company”) today announced that it has extended its previously announced exchange offer and tender offers relating to its 3.25% Convertible Subordinated Notes due 2026 (“Outstanding 3.25% Notes) and 8.50% Convertible Senior Notes due 2026 (“Outstanding 8.50% Notes”).  The Tender/Exchange Offers, as defined below, have been extended because the registration statement under which they are being conducted has not yet been declared effective by the Securities and Exchange Commission (the “SEC”).  Except for an extension of the expiration dates described below, all other terms, conditions and provisions of each of the Tender/Exchange Offers remain unchanged as of the date hereof.

The offer to exchange (the “Exchange Offer”) any and all of the Outstanding 3.25% Notes for a news series of 8.50% Senior Secured Second Lien Notes due 2017 (the “New Notes”) and the offer to purchase for cash up to $49,250,000 aggregate principal amount of Outstanding 3.25% Notes (the “Outstanding 3.25% Notes Tender Offer”) were scheduled to expire at 9:00 a.m., New York City time, on March 19, 2012. As extended, the Exchange Offer and the Outstanding 3.25% Notes Tender Offer will now expire at 9:00 a.m., New York City time, on March 28, 2012, unless further extended or terminated by the Company.

The offer to purchase for cash up to $26,666,000 aggregate principal amount of Outstanding 8.50% Notes (the “Outstanding 8.50% Notes Tender Offer” and, together with the Outstanding 3.25% Notes Tender Offer and the Exchange Offer, the “Tender/Exchange Offers”) was scheduled to expire at 9:00 a.m., New York City time, on March 26, 2012. As extended, the Outstanding 8.50% Notes Tender Offer will now expire at 9:00 a.m., New York City time, on April 12, 2012, unless further extended or terminated by the Company.

The New Notes may not be issued prior to the time the registration statement under which the Tender/Exchange Offers are being conducted becomes effective. The full terms of the Tender/Exchange Offers, including descriptions of the New Notes and the material differences between the New Notes and the Outstanding 3.25% Notes, as well as other information related to the Tender/Exchange Offers, are contained in the preliminary prospectus and offer to purchase (the “Prospectus”) and the related transmittal documents, each filed as an exhibit to the Schedule TO, as amended, filed by the Company with the SEC on March 12, 2012.

As of 9:00 a.m., New York City time, on March 19, 2012, $43,256,750 aggregate principal amount of Outstanding 3.25% Notes had been tendered for exchange pursuant to the Exchange Offer, $21,088,000 aggregate principal amount of Outstanding 3.25% Notes had been tendered for purchase pursuant to the Outstanding 3.25% Notes Tender Offer, and $49,167,000 aggregate principal amount of Outstanding 8.50% Notes had been tendered for purchase pursuant to the Outstanding 8.50% Notes Tender Offer.

Houlihan Lokey has been retained to act as the dealer manager in connection with the Tender/Exchange Offers. The exchange agent and information agent for the Tender/Exchange Offers is D.F. King & Co. Questions about the terms of the Tender/Exchange Offers may be directed to Houlihan Lokey at its address set forth below. Other questions regarding the procedures for participating in the Tender/Exchange Offers, requests for assistance regarding the process, and requests for additional copies of the Prospectus and related transmittal documents governing the Tender/Exchange Offers may be directed to D.F. King & Co. at its address set forth below.

Houlihan Lokey	D.F. King & Co.
245 Park Avenue	48 Wall Street, 22nd Floor
New York, NY 10167	New York, NY 10005
Call collect: (212) 497-7864	Banks and brokers call: (212) 269-5550
Attn: Liability Management	All others call toll free: (800) 758-5880

Holders of the Outstanding 3.25% Notes and Outstanding 8.50% Notes should read the Prospectus and related transmittal documents governing the Tender/Exchange Offers before making a decision to tender all or any portion of their Outstanding 3.25% Notes and Outstanding 8.50% Notes for purchase or exchange.  Holders may obtain these documents free of charge from the exchange, information, and subscription agent at the address and telephone numbers listed above or from the SEC's website at www.sec.gov.

Neither the Company, its officers, its board of directors, the exchange agent, the information agent, the subscription agent, nor the dealer manager is making any recommendation as to whether holders of the Outstanding 3.25% Notes or Outstanding 8.50% Notes should tender all or any portion thereof for purchase or exchange.

This news release does not constitute an offer to sell the New Notes or the solicitation of an offer to exchange or purchase the Outstanding 3.25% Notes or Outstanding 8.50% Notes, nor will there be any sale of the New Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Tender/Exchange Offers are offered only pursuant to the Prospectus.

About Hutchinson Technology Incorporated

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. Hutchinson Technology's Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology's BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements. The Company does not undertake to update its forward-looking statements. These statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated in these forward-looking statements.  The reader is cautioned not to rely on these forward-looking statements. Risks, uncertainties and other factors that could impact the Tender/Exchange Offers include, but are not limited to, those described in detail in the Prospectus under the heading “Risk Factors.” This list of factors is not exhaustive, however, and these or other factors, many of which are outside of the Company's control, could have a material adverse effect on the Company and its results of operations. Therefore, you should consider these risk factors with caution and form your own critical and independent conclusions about the likely effect of these risk factors on actual results. All forward-looking statements attributable to the Company or persons acting on the Company's behalf are expressly qualified in their entirety by the cautionary statements set forth herein.